EXHIBIT 99.1

Oritani Financial Corp. Reports Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., April 22, 2015 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $11.0 million, or $0.26 per basic and diluted common share, for the three months ended March 31, 2015, and $31.2 million, or $0.75 per basic (and $0.73 diluted) common share, for the nine months ended March 31, 2015. This compares to net income of $10.7 million, or $0.25 per basic and diluted common share for three months ended March 31, 2014 and net income of $31.1 million, or $0.73 per basic (and $0.71 diluted) common share for the nine month period ended March 31, 2014.

The Company also reported that its Board of Directors declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be May 1, 2015 and the payment date will be May 15, 2015. Based on the recent trading range of the Company's common stock, the yield on regular dividends is approximately 4.75%.

"Despite the challenging operating environment, the March 2015 quarterly results generated the key deliverables investors have come to expect from Oritani," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Our annualized return on assets was 1.33%, our efficiency ratio was 38.5%, our annualized loan growth was 14.8% and our credit metrics achieved further improvement." Mr. Lynch continued: "We continue to execute our strategic plan and I have been pleased, for the most part, with the outcome. We have now augmented the plan with the strategic dispositions of certain real estate joint ventures and investments. The Board believes it is an appropriate time to monetize a portion of the gains in this portfolio."

Comparison of Operating Results for the Periods Ended March 31, 2015 and 2014

Net Income. Net income increased $218,000 to $11.0 million for the quarter ended March 31, 2015, from $10.7 million for the corresponding 2014 quarter. Net income increased $68,000 to $31.2 million for the nine months ended March 31, 2015, from $31.1 million for the corresponding 2014 period. A primary cause of the increased net income in 2015 was a $2.0 million pretax gain on the sale of a joint venture real estate interest. The gain was largely offset by an increased effective tax rate. As further detailed under "Income Tax Expense," a change in New York state tax law impacted the 2014 periods. The change caused an increase in the value of the Company's deferred tax assets and a non recurring $878,000 reduction in income tax expense was recognized in the 2014 periods. As further detailed in this press release, there were additional items that caused fluctuations between the 2015 and 2014 periods.

Total Interest Income.

The components of interest income for the three months ended March 31, 2015 and 2014, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2015		2014			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 30,772	4.62%	$ 29,770	4.99%	$ 1,002	$ 277,606	-0.37%
Dividends on FHLB stock	499	4.66%	504	4.50%	(5)	(2,048)	0.16%
Interest on securities AFS	1,509	1.99%	1,728	1.99%	(219)	(43,185)	0.00%
Interest on securities HTM	451	2.08%	190	2.47%	261	56,024	-0.39%
Interest on federal funds sold and short term investments	2	0.25%	2	0.25%	--	(24)	0.00%
Total interest income	$ 33,233	4.29%	$ 32,194	4.58%	$ 1,039	$ 288,373	-0.29%

The Company's primary strategic business objective remains the organic growth of multifamily and commercial real estate loans. The average balance of the loan portfolio increased $277.6 million for the three months ended March 31, 2015 versus the comparable 2014 period. On a linked quarter basis (March 31, 2015 versus December 31, 2014), the period ending balance of loans grew $97.0 million, an annualized growth rate of 14.8%, and the average balance of loans grew $84.0 million, an annualized growth rate of 13.0%. The annualized growth rate for the nine months ended March 31, 2015, based on period end balances, was 11.2%. Growth was achieved through originations. Loan originations totaled $180.4 million for the three months ended March 31, 2015. The yield on the loan portfolio decreased 37 basis points for the quarter ended March 31, 2015 versus the comparable 2014 period. On a linked quarter basis, the yield on the loan portfolio decreased 19 basis points but prepayment penalties largely impacted these results. Absent prepayments, the yield on the loan portfolio decreased 5 basis points over the period. These decreases continued a trend of decreased yield on loans and were primarily attributable to the impact of current market rates on new originations as well as refinancings, prepayments and repricings. Competition for multifamily and commercial real estate loan originations remains elevated and the spread has decreased versus alternative costs of funds. The market rates on new originations are below the average yield of the loan portfolio. The vast majority of our multifamily and commercial real estate loan originations reprice in five years or less. This discipline offers greater interest rate risk protection but provides lower yields than loans with longer fixed rate terms. Prepayment penalties totaled $1.3 million in the 2015 period versus $1.2 million in the 2014 period. Prepayment penalties boosted annualized loan yield by 19 basis points in the 2015 period versus 20 basis points in the 2014 period. On a linked quarter basis, the average balance of securities available for sale decreased $30.6 million. The decrease was partially attributable to a sale of the securities with a book value of $19.9 million during the quarter. The transaction resulted in a pretax gain of $770,000.

The components of interest income for the nine months ended March 31, 2015 and 2014, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2015		2014			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 91,540	4.70%	$ 89,819	5.15%	$ 1,721	$ 272,950	-0.45%
Dividends on FHLB stock	1,475	4.38%	1,370	4.24%	105	1,815	0.14%
Interest on securities AFS	4,980	1.99%	4,651	1.92%	329	10,690	0.07%
Interest on securities HTM	1,265	2.11%	621	2.42%	644	45,656	-0.31%
Interest on federal funds sold and short term investments	5	0.25%	8	0.25%	(3)	(1,611)	0.00%
Total interest income	$ 99,265	4.33%	$ 96,469	4.71%	$ 2,796	$ 329,500	-0.38%

The explanations for changes described above for the three month period are also applicable to the nine month period. Prepayment penalties again significantly impacted both periods, but were higher in the 2014 period. Prepayment penalties totaled $4.4 million in the 2015 period versus $4.9 million in the 2014 period, and boosted annualized loan yield by 23 basis points in the 2015 period versus 28 basis points in the 2014 period. Loan originations for the nine months ended March 31, 2015 totaled $520.8 million versus $407.2 million for the 2014 period.

Total Interest Expense.

The components of interest expense for the three months ended March 31, 2015 and 2014, changed as follows:

	Three Months Ended March 31,				Increase / (decrease)
	2015		2014			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 94	0.23%	$ 96	0.23%	$ (2)	$ (7,817)	0.00%
Money market	660	0.52%	544	0.50%	116	77,391	0.02%
Checking accounts	415	0.37%	441	0.41%	(26)	25,164	-0.04%
Time deposits	1,860	1.03%	1,059	0.89%	801	251,380	0.14%
Total deposits	3,029	0.66%	2,140	0.57%	889	346,118	0.09%
Borrowings	6,389	2.98%	5,592	2.53%	797	(26,508)	0.45%
Total interest expense	$ 9,418	1.39%	$ 7,732	1.30%	$ 1,686	$ 319,610	0.09%

Strong deposit growth remains a strategic objective of the Company. As detailed above, the average balance of deposits increased significantly for the quarter ended March 31, 2015 versus the comparable 2014 period. The average balance of deposits increased $69.7 million when measured versus the quarter ended December 31, 2014 (an annualized growth rate of 15.7%), and $346.1 million when measured versus the quarter ended March 31, 2014. The most significant increases have been in time deposits. The Company has implemented a strategy whereby premium deposits rates are paid on certain time deposits if the customer has a core account relationship with the Company. This strategy has also allowed the Company to extend the duration of certain time deposit accounts. The overall cost of deposits increased 9 basis points for the quarter ended March 31, 2015 versus the comparable 2014 period. The increase was largely due to the time deposit program. On a linked quarter basis, the cost of deposits increased 2 basis points. A significant component of the deposit growth in fiscal 2015 has been brokered deposits. The period end balance of such funds at March 31, 2015, December 31, 2014, September 30, 2014 and June 30, 2014 were $302.9 million, $202.2 million, $83.6 million and $27.8 million, respectively.

As detailed in the table above, the average balance of borrowings decreased $26.5 million for the three months ended March 31, 2015 versus the comparable 2014 period. Deposit growth has allowed the Company to decrease borrowings. The cost of borrowings increased 45 basis points versus the quarter ended March 31, 2014 and 31 basis points versus the quarter ended December 31, 2014. On March 16, 2015, the Company prepaid a $10.0 million FHLB advance with an interest rate of 4.64%. The Company incurred a prepayment penalty of $806,000 in conjunction with the transaction. The prepayment penalty was recorded as interest expense. Absent this non-recurring prepayment penalty, the cost of borrowings for the quarter ended March 31, 2015 would have been 2.60%. This pro forma cost of borrowings for the quarter ended March 31, 2015 represents an increase of 7 basis points versus the quarter ended March 31, 2014 and a decrease of 7 basis points versus the quarter ended December 31, 2014. In addition, over the quarter ended March 31, 2015, the Company modified a $20.0 million FHLB advance. The interest rate on this advance was reduced from 4.63% to an effective rate of 3.15%.

The components of interest expense for the nine months ended March 31, 2015 and 2014, changed as follows:

	Nine Months Ended March 31,				Increase / (decrease)
	2015		2014			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 286	0.24%	$ 291	0.23%	$ (5)	$ (7,849)	0.01%
Money market	1,742	0.50%	1,521	0.48%	221	43,801	0.02%
Checking accounts	1,333	0.39%	1,386	0.45%	(53)	43,693	-0.06%
Time deposits	5,125	1.02%	3,021	0.88%	2,104	214,084	0.14%
Total deposits	8,486	0.65%	6,219	0.57%	2,267	293,729	0.08%
Borrowings	17,950	2.65%	16,883	2.67%	1,067	59,915	-0.02%
Total interest expense	$ 26,436	1.33%	$ 23,102	1.34%	$ 3,334	$ 353,644	-0.01%

The explanations for changes described above for the three month period are also applicable to the nine month period. If the cost of the prepayment penalty on the FHLB advance discussed above is excluded, the cost of borrowings for the nine month period ended March 31, 2015 is reduced from 2.65% to 2.53%.

Net Interest Income Before Provision for Loan Losses. Net interest income decreased $647,000, or 2.6%, to $23.8 million for the three months ended March 31, 2015, from $24.5 million for the three months ended March 31, 2014. Net interest income decreased $538,000, or 0.7%, to $72.8 million for the nine months ended March 31, 2015, from $73.4 million for the nine months ended March 31, 2014. The Company's net interest income, spread and margin over the period are detailed in the table below.

	Including Prepayment Penalties			Excluding Prepayment Penalties *
Quarter Ended	Net Interest Income Before Provision	Spread	Margin	Net Interest Income Before Provision	Spread	Margin
	(dollars in thousands)
March 31, 2015	$ 23,815	2.90%	3.07%	$ 23,363	2.86%	3.01%
December 31, 2014	25,064	3.12%	3.29%	22,894	2.83%	3.01%
September 30, 2014	23,950	2.98%	3.16%	23,003	2.86%	3.04%
June 30, 2014	23,756	3.08%	3.27%	22,871	2.96%	3.15%
March 31, 2014	24,462	3.28%	3.48%	23,258	3.11%	3.31%

* A $806,000 prepayment penalty on a FHLB advance is also excluded for the quarter ended March 31, 2015.

The Company's spread and margin have been significantly impacted by prepayment penalties. Due to this situation, the chart above details results with and without the impact of prepayment penalties. The current quarter was also impacted by the $806,000 prepayment penalty expense (discussed above) on the early extinguishment of a FHLB advance. This charge was also deducted from the "excluding prepayment penalty" results. While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected. The spread and margin decreased over the quarter ended March 31, 2015 (versus the preceding quarter). The decrease was primarily due to a $912,000 decrease in prepayment penalty income and the $806,000 FHLB prepayment penalty. The Company feels the chart above that excludes prepayment penalties provides a truer representation of what is occurring in the portfolio. These results show that the decreases in spread and margin are abating. There was even a slight expansion of spread in the quarter ended March 31, 2015. However, the Company realized $164,000 of prior period interest collection on a problem asset resolution during the quarter ended March 31, 2015. If these funds are excluded from the results for the period along with the prepayment penalties, the spread and margin for the quarter ended March 31, 2015 would be reduced to 2.83% and 2.99%, respectively. The Company's spread and margin remain under pressure due to several factors, including: the further flattening in the treasury yield curve; rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to reduce deposit and borrowing costs and promotional interest costs to attract new deposit customers. The rates on new loan originations are being impacted by increased competition. The spread on new loan rates versus external sources of funds have decreased over the past year. In addition, the Company typically originates loans that have a reset period of 5 years or less. Such loans generally bear a lower rate of interest versus loans with a longer reset period.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $174,000 and $702,000 for the three and nine months ended March 31, 2015, respectively, and $99,000 and $457,000 for the three and nine months ended March 31, 2014, respectively.

Provision for Loan Losses.  The Company recorded no provision for loan losses for the three months ended March 31, 2015 as compared to $200,000 for the three months ended March 31, 2014. The Company recorded provisions for loan losses of $200,000 for the nine months ended March 31, 2015 as compared to $700,000 for the nine months ended March 31, 2014. A rollforward of the allowance for loan losses for the three and nine months ended March 31, 2015 and 2014 is presented below:

	Quarter ended March 31,		Nine months ended March 31,
	2015	2014	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$31,266	$30,640	$31,401	$31,381
Provisions charged to operations	--	200	200	700
Recoveries of loans previously charged off	--	1,014	1	1,027
Loans charged off	377	455	713	1,709
Balance at end of period	$30,889	$31,399	$30,889	$31,399

Allowance for loan losses to total loans	1.12%	1.29%	1.12%	1.29%

Net charge-offs (annualized) to average loans outstanding	0.06%	-0.09%	0.04%	0.04%

The improving delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the current level of provision for loan losses. The provision for loan losses was lower in the 2015 period partially due to these factors. In addition, improvements in general economic and business conditions have also impacted the level of provisioning by decreasing the necessary level of general allowances.

Delinquency and non performing asset information is provided below:

	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 5,126	$ 3,824	$ 4,926	$ 3,411	$ 2,755
60 - 89 days past due	291	205	689	214	1,256
Nonaccrual	13,191	17,533	18,983	17,972	16,937
Total	$ 18,608	$ 21,562	$ 24,598	$ 21,597	$ 20,948

Non Performing Asset Totals
Nonaccrual loans, per above	$ 13,191	$ 17,533	$ 18,983	$ 17,972	$ 16,937
Real Estate Owned	5,594	4,368	3,850	3,850	3,965
Total	$ 18,785	$ 21,901	$ 22,833	$ 21,822	$ 20,902

Nonaccrual loans to total loans	0.48%	0.66%	0.72%	0.71%	0.70%
Delinquent loans to total loans	0.68%	0.81%	0.94%	0.85%	0.86%
Non performing assets to total assets	0.57%	0.67%	0.71%	0.69%	0.70%

Delinquent loan and non performing asset totals realized further improvement as of March 31, 2015. A $2.4 million multifamily loan, which had been classified as nonaccrual, paid in full during the quarter. In conjunction with this resolution, the Company also realized $164,000 of prior period interest income, $342,000 of prepayment penalties, $34,000 of late fees and $114,000 expense reimbursement. Real estate owned balances increased at March 31, 2015 as the Company acquired title to three loans through foreclosure.

At March 31, 2015, there are four nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $4.0 million loan on a self storage facility in Orange County, NY. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $417,000 impairment reserve was maintained against this loan as of March 31, 2015. This loan is currently paying as agreed.
  A $1.5 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. A total of $163,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of March 31, 2015, no impairment reserve was necessary. The Company continues to pursue legal remedies. A sheriff's sale is currently scheduled for the second calendar quarter of 2015.
  A $1.4 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. A total of $292,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of March 31, 2015, no impairment reserve was necessary.  This loan and the loan described directly above have the same borrower. The Company continues to pursue legal remedies on this loan also. A sheriff's sale is currently scheduled for the second calendar quarter of 2015.
  A $1.1 million loan on a lot and auto showroom in Bergen County, NJ. The loan is classified as an impaired TDR. A modification/extension agreement was reached with the borrower during the quarter ended March 31, 2014. The loan has paid as agreed since the agreement. In accordance with the results of the impairment analysis for this loan, a $407,000 impairment reserve was maintained against this loan as of March 31, 2015.

There are ten other multifamily/commercial real estate loans, totaling $3.8 million, classified as nonaccrual at March 31, 2015. The largest of these loans has a balance of $698,000.

There are nine other residential loans, totaling $1.4 million, classified as nonaccrual at March 31, 2015. The largest of these loans has a balance of $385,000.

Other Income. Other income increased $3.0 million to $4.1 million for the three months ended March 31, 2015, from $1.1 million for the three months ended March 31, 2014.  The Company, together with one of its joint venture partners, sold the underlying collateral and closed the joint venture partnership. The transaction realized a pretax gain of $2.0 million for the Company. The Company is continuing to investigate the strategic sales of its investments in real estate joint ventures and real estate held for investment. A real estate held for investment property is under contract for sale and the transaction is expected to close during the quarter ending June 30, 2015. The anticipated pretax gain on this transaction is expected to exceed $9.0 million. The Company sold $19.9 million of securities available for sale and realized a pretax gain of $770,000 on the transaction.  Income from bank-owned life insurance increased $177,000 to $677,000 for the three months ended March 31, 2015, from $500,000 for the three months ended March 31, 2014.  The increase is primarily due to income earned on additional purchases of bank-owned life insurance.

Other income increased $3.7 million to $7.9 million for the nine months ended March 31, 2015 from $4.2 million for the nine months ended March 31, 2014. Results for the nine month period were also significantly impacted by the two sale transactions described above. Additional BOLI income was also realized in the nine month period. Income from bank-owned life insurance increased $360,000 to $1.9 million for the nine months ended March 31, 2015, from $1.5 million for the nine months ended March 31, 2014.  The increase is also primarily due to income earned on additional purchases of bank-owned life insurance. Net income from investments in real estate joint ventures increased $954,000 to $1.5 million for the nine months ended March 31, 2015, from $501,000 for the nine months ended March 31, 2014. As discussed in prior public releases, issues related to flooding at one commercial property had decreased occupancy and income. This situation impacted the 2014 results. These issues have been resolved as a new grocery anchor tenant is in place and fully operational.

Operating Expenses. Other expenses increased $927,000 to $10.8 million for the three months ended March 31, 2015, from $9.8 million for the three months ended March 31, 2014. Compensation, payroll taxes and fringe benefits increased $383,000 to $7.3 million for the three months ended March 31, 2015, from $6.9 million for the three months ended March 31, 2014.  The increase was primarily due to increases in direct compensation, due to additional staffing and salary adjustments. Increases in benefit costs, primarily health insurance, have also contributed to the increase. Real estate owned operations increased $213,000 to $358,000 for the three months ended March 31, 2015, from $145,000 for the three months ended March 31, 2014. The increase was primarily due to a valuation adjustment on one property being marketed for sale that had attracted little potential purchaser interest.

Other expenses increased $2.6 million to $32.1 million for the nine months ended March 31, 2015, from $29.5 million for the nine months ended March 31, 2014. The increase was primarily due to real estate owned operations, which increased $1.4 million to $1.5 million for the nine months ended March 31, 2015, from $90,000 for the nine months ended March 31, 2014. In addition to the adjustment described in the preceding paragraph, a $900,000 valuation adjustment was recognized on the Company's largest REO property in the December 2014 quarter. The property consists of two parcels, one is under contract for sale and the other is currently being marketed for sale. Compensation, payroll taxes and fringe benefits increased $785,000 to $22.3 million for the nine months ended March 31, 2015, from $21.5 million for the nine months ended March 31, 2014.  The explanation described above for the three month period regarding compensation, payroll taxes and fringe benefits is also applicable to the nine month period.

Income Tax Expense. Income tax expense for the three months ended March 31, 2015 was $6.2 million on pre-tax income of $17.2 million, resulting in an effective tax rate of 36.2%.  Income tax expense for the three months ended March 31, 2014 was $4.8 million on pre-tax income of $15.5 million, resulting in an effective tax rate of 30.9%.  Income tax expense for the nine months ended March 31, 2015, was $17.3 million, due to pre-tax income of $48.4 million, resulting in an effective tax rate of 35.6%.  For the nine months ended March 31, 2014, income tax expense was $16.3 million, due to pre-tax income of $47.4 million, resulting in an effective tax rate of 34.4%. A change in New York state tax law in March, 2014 caused the Company's future effective tax rate to increase. However, the value of the Company's deferred tax assets increased as a result of the change in law. Accordingly, an $878,000 adjustment that decreased 2014 tax expense was recorded, reducing the effective rate in the 2014 periods. The increased effective rate in 2015 is partially attributable to the impact of the New York state tax law change.

Comparison of Financial Condition at March 31, 2015 and June 30, 2014

Total Assets.  Total assets increased $166.4 million to $3.31 billion at March 31, 2015, from $3.14 billion at June 30, 2014, an annualized growth rate of 7.1%.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $6.2 million to $12.7 million at March 31, 2015, from $18.9 million at June 30, 2014.

Net Loans. Loans, net increased $210.5 million to $2.71 billion at March 31, 2015, from $2.50 billion at June 30, 2014. The annualized growth rate for the period was 11.2%.

Securities available for sale. Securities AFS decreased $103.0 million to $281.1 million at March 31, 2015, from $384.1 million at June 30, 2014. The Company has been classifying the majority of new purchases as held to maturity and $19.9 million of securities available for sale were sold.

Securities held to maturity. Securities HTM increased $52.8 million to $85.3 million at March 31, 2015, from $32.4 million at June 30, 2014.

Bank Owned Life Insurance. BOLI increased $21.9 million to $89.9 million at March 31, 2015, from $68.1 million at June 30, 2014. The Company has purchased $20.0 million of BOLI over the fiscal year.

Real Estate Owned. REO increased $1.7 million to $5.6 million at March 31, 2015, from $3.9 million at June 30, 2014. The balance at March 31, 2015 consists of 9 properties and the balance June 30, 2014 consisted of 4 properties. The balance at March 31, 2015 was also impacted by the valuation adjustments described under "Other Expenses."

Deposits. Deposits increased $369.5 million to $1.95 billion at March 31, 2015, from $1.58 billion at June 30, 2014. The annualized growth rate for the period was 31.2%. As described under "Total Interest Expense," a substantial portion of the growth over the period was due to brokered deposits.

Borrowings. Borrowings decreased $192.9 million to $774.5 million at March 31, 2015, from $967.4 million at June 30, 2014. Deposit growth has enabled the Company to reduce borrowings.

Stockholders' Equity. Stockholders' equity decreased $19.6 million to $506.7 million at March 31, 2015, from $526.3 million at June 30, 2014. The decrease was primarily due to repurchases and dividends (including a special dividend of $0.25 per share), partially offset by net income and the proceeds from the exercise of stock options. During the nine months ended March 31, 2015, 1,507,803 shares of stock were repurchased at a total cost of $22.1 million and an average cost of $14.67 per share. Based on our March 31, 2015 closing price of $14.55 per share, the Company stock was trading at 126.5% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2014 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

Assets	March 31, 2015	June 30, 2014
	(unaudited)	(audited)
Cash on hand and in banks	$ 12,328	$ 17,490
Federal funds sold and short term investments	363	1,441
Cash and cash equivalents	12,691	18,931

Loans, net	2,714,352	2,503,894
Securities available for sale, at fair value	281,088	384,137
Securities held to maturity, fair value of $86,012 and $32,539 at March 31, 2015 and June 30, 2014, respectively	85,261	32,422
Bank Owned Life Insurance (at cash surrender value)	89,923	68,054
Federal Home Loan Bank of New York stock ("FHLB"), at cost	39,029	49,046
Accrued interest receivable	9,339	10,214
Investments in real estate joint ventures, net	6,730	6,391
Real estate held for investment	969	917
Real estate owned	5,594	3,850
Office properties and equipment, net	14,267	14,675
Deferred tax assets	39,250	34,705
Other assets	8,149	12,964
Total Assets	$ 3,306,642	$ 3,140,200

Liabilities
Deposits	$ 1,950,429	$ 1,580,975
Borrowings	774,494	967,443
Advance payments by borrowers for taxes and insurance	20,874	16,105
Official checks outstanding	4,011	6,684
Other liabilities	50,099	42,701
Total liabilities	2,799,907	2,613,908

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 44,043,839 shares outstanding at March 31, 2015 and 45,499,332 shares outstanding at June 30, 2014.	562	562
Additional paid-in capital	506,518	504,434
Unallocated common stock held by the employee stock ownership plan	(23,133)	(24,331)
Restricted Stock Awards	(8,112)	(12,086)
Treasury stock, at cost; 12,201,226 shares at March 31, 2015 and 10,745,733 shares at June 30, 2014.	(161,880)	(140,451)
Retained income	194,668	195,970
Accumulated other comprehensive (loss) income, net of tax	(1,888)	2,194
Total stockholders' equity	506,735	526,292

Total Liabilities and Stockholders' Equity	$ 3,306,642	$ 3,140,200

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Operations
Three and Nine Months Ended March 31, 2015 and 2014
(In thousands, except share data)

	Three months ended March 31,		Nine months ended March 31,
	2015	2014	2015	2014
	unaudited
Interest income:
Mortgage loans	$ 30,772	$ 29,770	$ 91,540	$ 89,819
Dividends on FHLB stock	499	504	1,475	1,370
Securities available for sale	1,509	1,728	4,980	4,651
Securities held to maturity	451	190	1,265	621
Federal funds sold and short term investments	2	2	5	8
Total interest income	33,233	32,194	99,265	96,469

Interest expense:
Deposits	3,029	2,140	8,486	6,219
Borrowings	6,389	5,592	17,950	16,883
Total interest expense	9,418	7,732	26,436	23,102

Net interest income before provision for loan losses	23,815	24,462	72,829	73,367

Provision for loan losses	—	200	200	700
Net interest income after provision for loan losses	23,815	24,262	72,629	72,667

Other income:
Service charges	219	241	682	870
Real estate operations, net	273	241	941	919
Net income from investments in real estate joint ventures	120	53	1,455	501
Bank-owned life insurance	677	500	1,869	1,509
Net gain on sale of assets	2,001	—	1,991	163
Net gain on sale of securities	770	—	768	51
Other income	69	67	211	216
Total other income	4,129	1,102	7,917	4,229

Other expenses:
Compensation, payroll taxes and fringe benefits	7,318	6,935	22,272	21,487
Advertising	100	91	295	271
Office occupancy and equipment expense	889	920	2,310	2,371
Data processing service fees	485	463	1,420	1,336
Federal insurance premiums	397	330	1,175	975
Real estate owned operations	358	145	1,487	90
Other expenses	1,213	949	3,167	2,949
Total other expenses	10,760	9,833	32,126	29,479

Income before income tax expense	17,184	15,531	48,420	47,417
Income tax expense	6,227	4,792	17,256	16,321
Net income	$ 10,957	$ 10,739	$ 31,164	$ 31,096

Income per basic common share	$ 0.26	$ 0.25	$ 0.75	$ 0.73
Income per diluted common share	$ 0.26	$ 0.25	$ 0.73	$ 0.71

	Average Balance Sheet and Yield/Rate Information For the Three Months Ended (unaudited)
	March 31, 2015			March 31, 2014
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,664,046	$ 30,772	4.62%	$ 2,386,440	$ 29,770	4.99%
Federal Home Loan Bank Stock	42,790	499	4.66%	44,838	504	4.50%
Securities available for sale	303,621	1,509	1.99%	346,806	1,728	1.99%
Securities held to maturity	86,814	451	2.08%	30,790	190	2.47%
Federal funds sold and short term investments	3,176	2	0.25%	3,200	2	0.25%
Total interest-earning assets	3,100,447	33,233	4.29%	2,812,074	32,194	4.58%
Non-interest-earning assets	184,409			159,782
Total assets	$ 3,284,856			$ 2,971,856

Interest-bearing liabilities:
Savings deposits	160,234	94	0.23%	168,051	96	0.23%
Money market	510,126	660	0.52%	432,735	544	0.50%
Checking accounts	454,567	415	0.37%	429,403	441	0.41%
Time deposits	724,803	1,860	1.03%	473,423	1,059	0.89%
Total deposits	1,849,730	3,029	0.66%	1,503,612	2,140	0.57%
Borrowings	858,059	6,389	2.98%	884,567	5,592	2.53%
Total interest-bearing liabilities	2,707,789	9,418	1.39%	2,388,179	7,732	1.30%
Non-interest-bearing liabilities	69,424			58,832
Total liabilities	2,777,213			2,447,011
Stockholders' equity	507,643			524,845
Total liabilities and stockholders' equity	$ 3,284,856			$ 2,971,856

Net interest income		$ 23,815			$ 24,462
Net interest rate spread (2)			2.90%			3.28%
Net interest-earning assets (3)	$ 392,658			$ 423,895
Net interest margin (4)			3.07%			3.48%
Average of interest-earning assets to interest-bearing liabilities			114.50%			117.75%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information For the Nine Months Ended (unaudited)
	March 31, 2015			March 31, 2014
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,597,496	$ 91,540	4.70%	$ 2,324,546	$ 89,819	5.15%
Federal Home Loan Bank Stock	44,944	1,475	4.38%	43,129	1,370	4.24%
Securities available for sale	333,874	4,980	1.99%	323,184	4,651	1.92%
Securities held to maturity	79,804	1,265	2.11%	34,148	621	2.42%
Federal funds sold and short term investments	2,604	5	0.25%	4,215	8	0.25%
Total interest-earning assets	3,058,722	99,265	4.33%	2,729,222	96,469	4.71%
Non-interest-earning assets	137,022			152,195
Total assets	$ 3,195,744			$ 2,881,417

Interest-bearing liabilities:
Savings deposits	160,431	286	0.24%	168,280	291	0.23%
Money market	464,233	1,742	0.50%	420,432	1,521	0.48%
Checking accounts	454,023	1,333	0.39%	410,330	1,386	0.45%
Time deposits	670,829	5,125	1.02%	456,745	3,021	0.88%
Total deposits	1,749,516	8,486	0.65%	1,455,788	6,219	0.57%
Borrowings	902,558	17,950	2.65%	842,643	16,883	2.67%
Total interest-bearing liabilities	2,652,074	26,436	1.33%	2,298,432	23,102	1.34%
Non-interest-bearing liabilities	65,229			56,789
Total liabilities	2,717,303			2,355,221
Stockholders' equity	517,141			526,196
Total liabilities and stockholder's equity	$ 3,234,444			$ 2,881,417

Net interest income		$ 72,829			$ 73,367
Net interest rate spread (2)			3.00%			3.37%
Net interest-earning assets (3)	$ 406,648			$ 430,790
Net interest margin (4)			3.17%			3.58%
Average of interest-earning assets to interest-bearing liabilities			115.33%			118.74%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400